Exhibit 23.2

Norman T. Reynolds Law Firm

3262 Westheimer Road, Suite 234

Houston, Texas 77098

(713) 503-9411

April 25, 2011

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:

San West, Inc. – Form S-8

Gentlemen:

We have acted as counsel to San West, Inc., a California corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock, no par value per share, which are issuable pursuant to the Company’s Non-Employee Consultants Retainer Stock Plan for the Year 2011.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm